For Immediate Release

Contact: Tate Fite Chief Financial Officer 7.495.737.5177 tate.fite@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces Subscriber Growth Numbers for

October 2006

New York, NY – November 13, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced the growth of its homes passed network and growth in the number of active subscribers for its broadband services in Moscow as of October 31, 2006:

	October 31, 2006	September 30, 2006	Change (1 month)	Percent Change	December 31, 2005	YTD Change (10 months)	Percent Change
Homes passed	731,639	681,594	50,045	7.9%	325,954	405,685	124.5%

Terrestrial Broadcasting subscribers % Saturation	149,244 20.4%	137,921 20.2%	11,323	8.2%	85,994 26.4%	63,250	73.6%
Pay TV subscribers % Saturation	53,693 7.3%	47,052 6.9%	6,641	14.1%	15,618 4.8%	38,075	243.8%
Internet subscribers % Saturation	82,841 11.3%	74,652 11.0%	8,189	11.0%	34,600 10.6%	48,241	139.4%

About Moscow CableCom

Moscow CableCom Corp (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.ru

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may contain words such as “expects,” “anticipates,” “plans,” believes,” “projects” and words of similar meaning. These statements relate to our future business and financial performance, including AKADO's development, including its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and its ability to raise funds for AKADO's development. These statements are based on management's best assessment of Moscow CableCom's and AKADO's strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties. The actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of AKADO, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Annual Report on Form 10-K/A for the year ended December 31, 2005 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.